EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Bradley T. Howes
Investor Relations Officer
(248) 312-2000
FOR IMMEDIATE RELEASE

Flagstar Announces the Resignation of Mark R. Patterson from its Board of Directors

TROY, Mich. (July 13, 2012)—Flagstar Bancorp, Inc. (NYSE:FBC) (“Flagstar”), the holding company for Flagstar Bank, FSB (the “Bank”), today announced that Mark R. Patterson, Chairman of MatlinPatterson Global Advisers LLC (“MP Global Advisers”), has resigned as a director of Flagstar and the Bank.

Joseph P. Campanelli, Flagstar’s Chief Executive Officer and Chairman of the Board said, “Mr. Patterson has been a valuable addition to our board of directors since 2009, and we have benefited greatly from his expertise and guidance. We appreciate his many contributions and thank him for his service to Flagstar.”

Flagstar expects that, subject to satisfaction of applicable regulatory requirements, the vacancies created by Mr. Patterson’s resignation will be filled by Peter Schoels, as a designee of MP Thrift Investments L.P. (“MP Thrift”), the Company’s majority stockholder and an entity under common control along with MP Global Advisers. Mr. Schoels has served for the last three years as the Managing Partner of MP Global Advisers.

Flagstar also filed a corresponding Current Report on Form 8-K with the Securities and Exchange Commission on July 13, 2012.

Flagstar is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $14.0 billion in total assets at March 31, 2012, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of March 31, 2012, Flagstar operated 113 branches in Michigan, 28 home loan centers in 13 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.